Exhibit 99.2

QUARTERLY DIVIDEND

August 8, 2008

TO:         Member CEOs and CFOs

The board of directors of the Federal Home Loan Bank of Boston (the Bank) declared a quarterly dividend rate with an equivalent annual yield of 3.05 percent. This dividend yield represents an average yield of 25 basis points over the daily average yield on three-month LIBOR during this time period, which dropped 54 basis points relative to the prior quarter. The dividend, based on average stock outstanding for the second quarter, will be paid on September 3, 2008.

Although net income for the second quarter of 2008 increased 30.7 percent to $52.5 million, compared with $40.1 million for the same period in 2007, the Bank has reduced the dividend rate to reflect its increased focus on achieving the revised retained earnings target range of $375.0 million to $400.0 million that was recently adopted by our board of directors. Building retained earnings is prudent in the face of ongoing volatility in the capital and housing markets. The previous targeted minimum retained earnings level was $213.0 million; at March 31, 2008, the Bank had retained earnings of $232.5 million.

The Bank filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission today. We encourage you to review the quarterly report for a more detailed discussion concerning the Bank’s retained earnings, the revised retained earnings target range, and the potential impact of ongoing economic uncertainty and market volatility on the Bank’s assets. Should you have any questions regarding the quarterly dividend, please contact either Chief Accounting Officer Earl Baucom (617-292-9789) or me (617-292-9610).

Sincerely,

Michael A. Jessee
President and Chief Executive Officer